UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 27, 2021

LITHIA MOTORS, INC.

(Exact name of registrant as specified in its charter)

Oregon	001-14733	93-0572810
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 N. Bartlett Street, Medford, Oregon	97501
(Address of principal executive offices)	(Zip Code)

(541) 776-6401

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock without par value	LAD	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

Indenture and 3.875% Senior Notes due 2029

On May 27, 2021, Lithia Motors, Inc. (the “Company”) completed a private offering of $800 million aggregate principal amount of its 3.875% Senior Notes due 2029 (the “Senior Notes”) that was exempt from the registration requirements of the Securities Act of 1933, as amended.

The Company intends to use a portion of the net proceeds of the private offering to redeem or repurchase all of its outstanding $300 million aggregate principal amount of 5.250% senior notes due 2025 (the “2025 Notes”), and to pay fees and expenses in connection therewith, and to use the remainder for general corporate purposes, which may include financing possible acquisitions, repaying or refinancing debt, working capital and capital expenditures. Nothing contained herein is or should be construed as a notice of redemption for the 2025 notes, or an offer to tender for, or purchase any of, the 2025 notes or any other securities.

The Senior Notes were issued pursuant to an indenture dated as of May 27, 2021 (the “Indenture”), among the Company, U.S. Bank National Association, as trustee (the “Trustee”), and the subsidiary guarantors named therein (the “Guarantors”). The Senior Notes will be unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future restricted subsidiaries that is a borrower under or that guarantees obligations under the Company’s credit facility or certain other capital markets indebtedness of the Company or any subsidiary guarantor.

The Senior Notes will be the Company’s senior unsecured obligations, will rank equally in right of payment with all of the Company’s existing and future senior debt, be effectively subordinated to any of the Company’s existing and future secured debt to the extent of the value of the assets securing such debt, rank senior in right of payment to all of the Company’s existing and future subordinated debt and be structurally subordinated to all of the existing and future liabilities of each of the Company’s subsidiaries that do not guarantee the Senior Notes.

The Senior Notes will bear interest from May 27, 2021 at an annual rate of 3.875%, payable semi-annually on each June 1 and December 1 during which the Senior Notes are outstanding, commencing on December 1, 2021. The Senior Notes will mature on June 1, 2029. The Company may redeem some or all of the Senior Notes at any time on or after June 1, 2024, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Prior to June 1, 2024, the Company may redeem up to 40% of the aggregate principal amount of the Senior Notes (including any additional notes) with funds in an aggregate amount up to the net cash proceeds of certain equity offerings at a redemption price equal to 103.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time prior to June 1, 2024, the Company may redeem some or all of the Senior Notes at a price equal to 100% of the principal amount, plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The terms of the Indenture, among other things, limit the ability of the Company and its subsidiaries to (i) engage in sale and leaseback transactions, (ii) incur liens, (iii) guarantee other indebtedness without also guaranteeing the Senior Notes and (iv) consolidate, merge or sell all or substantially all of the Company’s assets. These covenants are subject to a number of important exceptions and qualifications. The Indenture provides for customary events of default which include, among other things, (subject in certain cases to customary grace and cure periods) defaults based on: (i) the failure to make payments under the Indenture when due, (ii) breach of covenants, (iii) acceleration of other material indebtedness, (iv) bankruptcy or insolvency events and (v) material judgments. Generally, if an event of default occurs, the trustee or the holders of at least 30% in principal amount of the then outstanding Senior Notes may declare all of the Senior Notes to be due and payable, or, in certain circumstances, the Senior Notes automatically will become due and payable immediately.

The Trustee and its affiliates maintain relationships in the ordinary course of business with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services.

A copy of the Indenture is set forth as Exhibit 4.1 to this Current Report on Form 8-K, and is incorporated herein by reference. The descriptions of the Indenture and the Senior Notes (a form of which is attached as an exhibit to the Indenture) in this report are only summaries and are qualified in their entirety by reference to the actual terms of the Indenture and the Senior Notes, respectively.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of May 27, 2021, among Lithia Motors, Inc., the Guarantors and the Trustee.

4.2	Form of 3.875% Senior Notes due 2029 (included as part of Exhibit 4.1).

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2021

LITHIA MOTORS, INC.

By:	/s/ Tina Miller
Tina Miller
Senior Vice President and Chief Financial Officer